                                   EXHIBIT 23

                         INDEPENDENT AUDITORS' CONSENT



The Board of Directors and Stockholders
Strategic Distribution, Inc.:


We consent to incorporation by reference in the registration statements (No. 33-57578, No. 333-01715 and No. 333-06973) on Form S-8 of Strategic
Distribution, Inc. of our report dated March 11, 2002, relating to the consolidated balance sheets of Strategic Distribution, Inc. and subsidiaries as of December 31, 2001 and 2000 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2001, which report appears in the December 31, 2001 Annual Report on Form 10-K of Strategic Distribution, Inc.

                                                     KPMG LLP



Philadelphia, Pennsylvania
March 29, 2002